Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
November 15, 2018 at 1:05 PM PST		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom Reports Third Quarter 2018 Earnings
Continued Top-line Strength Across Full-Price and Off-Price; Investments Fueling Growth
Market Leading Digital Presence; Digital Sales Penetration 30% YTD

SEATTLE, Wash. (November 15, 2018) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share for the third quarter ended November 3, 2018 of $0.39, which reflected a non-recurring estimated credit-related charge of $0.28. Excluding this estimated charge, which was not incorporated in the Company’s prior outlook, earnings slightly exceeded the Company’s expectations, reflecting continued top-line strength across its Full-Price and Off-Price businesses.
Total Company net sales increased 3.0 percent for the third quarter ended November 3, 2018 compared with the quarter ended October 28, 2017. This included an unfavorable timing shift of approximately 100 basis points, primarily from the reversal of the second quarter impact of the new revenue recognition standard as it relates to the timing of the Anniversary Sale. Combined second and third quarter net sales, which removes these timing impacts, increased 5.1 percent compared with the same period last year.
Comparable sales are aligned with the 53-week calendar in 2017. Comparable sales increased 2.3 percent in the third quarter, compared with the 13-week period ended October 28, 2017. This reflected a continuation of underlying trends with a year-to-date increase of 2.4 percent.
Nordstrom's customer strategy is centered on three strategic pillars: providing a compelling product offering, delivering outstanding services and experiences and leveraging the strength of the Nordstrom brand. The Company continued to execute on its strategy and long-term financial commitments to drive higher returns to shareholders:

•	In serving customers on their terms - how and when they want to shop, the Company delivered outsized digital sales growth of 20 percent, which represented 30 percent of sales, on a year-to-date basis.

•
Nordstrom’s generational investments in new markets and digital businesses continued to scale, contributing approximately half of the year-to-date net sales increase. The Company continued its expansion plans in Canada with three new Nordstrom Rack stores, for a total of six openings this year.

•
To normalize for timing impacts related to the Anniversary Sale, Full-Price comparable sales increased by 2.5 percent for the second and third quarters combined, compared with flat comparable sales growth for the same period last year.

•
The Off-Price business exceeded expectations with a comparable sales increase of 5.8 percent in the third quarter. The Company opened two Nordstrom Rack stores in the U.S., for a total of six new stores this year.

•
The Company evolved its customer loyalty program with the launch of the Nordy Club in October, which offers enhanced services and a faster earn rate for Nordstrom credit cardmembers. More than 11 million active loyalty customers contributed to 56 percent of total sales on a year-to-date basis.

•
The Company opened two additional Nordstrom Local neighborhood hubs in the Los Angeles market, in Brentwood and downtown, to provide customers with more convenient access to our services. Nordstrom Local represents an integral part of the Company’s local market strategy, which combines the scale of its national infrastructure with its local assets of people, product and place to help reimagine the customers' shopping experience.

THIRD QUARTER SUMMARY

•	Earnings before interest and taxes ("EBIT") were $105 million, or 2.9 percent of net sales, compared with $208 million, or 5.9 percent of net sales, during the same period in fiscal 2017.

•
EBIT was impacted by a non-recurring estimated credit-related charge of $72 million. This estimated charge resulted from some delinquent Nordstrom credit card accounts being charged higher interest in error. The Company has taken action, including the appropriate steps to address this issue and estimates that less than 4 percent of Nordstrom cardholders will receive a cash refund or credit to outstanding balances, with most receiving less than $100.

•
Third quarter net earnings were $67 million compared with $114 million during the same period in fiscal 2017. Excluding an after-tax impact of $49 million for the estimated credit-related charge, net earnings were relatively flat. This reflected the reversal of the second quarter impact of the new revenue recognition standard as it relates to the timing of the Anniversary Sale, partially offset by a lower effective tax rate.

•	In Full-Price, comparable sales increased 0.4 percent. In Off-Price, comparable sales increased 5.8 percent.

•
Gross profit, as a percentage of net sales, of 33.3 percent decreased 137 basis points compared with the same period in fiscal 2017. Combined second and third quarter gross profit, which removes the $30 million timing shift of the new revenue recognition standard as it relates to timing of the Anniversary Sale, decreased by 19 basis points compared with the same period last year, primarily due to the mix impact of higher Off-Price growth.

•
At the end of the third quarter, inventory increased 7 percent over the same period last year, reflecting timing shifts associated with the holiday season. Excluding this timing impact, inventory growth was relatively in line with sales growth.

•
Selling, general and administrative expenses, as a percentage of net sales, of 33.1 percent increased 188 basis points compared with the same period in fiscal 2017. Excluding the estimated credit-related charge of $72 million, selling, general and administrative expenses, as a percentage of net sales, was relatively flat compared with the same period in fiscal 2017. This reflected moderated growth of digital capabilities due to ongoing efforts to drive productivity improvements. Excluding the estimated charge, the Company is on track to achieve its plan for mid-single-digit growth in selling, general and administrative expenses for the year.

•
During the nine months ended November 3, 2018, the Company repurchased 2.9 million shares of its common stock for $157 million. A total capacity of $1,438 million remains available under its existing share repurchase authorization. The actual timing, price, manner and amounts of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission ("SEC") rules.

EXPANSION UPDATE
To date in fiscal 2018, the Company opened sixteen stores, closed two stores and relocated one store. The Company opened the following stores in the third quarter of 2018:

Location	Store Name	Square Footage (000's)	Timing

Full-Price
Jeffrey
Palo Alto, CA	Stanford Shopping Center	12	August 30

Canada - Nordstrom Rack
Mississauga, ON	Heartland Town Centre	35	September 6
Ottawa, ON	The Ottawa Train Yards	37	October 11
Edmonton, AB	South Edmonton Common	36	October 25

Nordstrom Local
Brentwood, CA	Brentwood Local	1	September 28
Los Angeles, CA	Downtown Los Angeles Local	2	October 12

Off-Price
U.S. - Nordstrom Rack
Gilbert, AZ	SanTan Village	26	September 27
Vernon Hills, IL	Mellody Farm	30	September 27

Number of Stores	November 3, 2018	October 28, 2017
Full-Price
U.S. - Nordstrom full-line	116	116
Canada - Nordstrom full-line	6	6
Canada - Nordstrom Rack	6	—
Other Full-Price[1]	12	10
Off-Price
U.S. - Nordstrom Rack	238	232
Last Chance clearance stores	2	2
Total	380	366
[1] Other Full-Price includes Trunk Club clubhouses, Jeffrey boutiques and Nordstrom Local stores.

Gross square footage	30,591,000	30,223,000

FISCAL YEAR 2018 OUTLOOK
Excluding the non-recurring estimated credit-related charge of $72 million, or $0.28 per diluted share, Nordstrom remains on track to achieve an inflection point for profitable growth in fiscal 2018. The Company updated its annual outlook to incorporate third quarter results. For comparability, the following table includes the current and prior outlook excluding the estimated credit-related charge:

	Prior Outlook	Current Outlook
Net sales	$15.4 to $15.5 billion	$15.5 to $15.6 billion
Comparable sales (percent)	1.5 to 2	Approximately 2
Credit card revenues	Mid-teens growth	Mid-teens growth
EBIT (including impact of estimated credit-related charge)	—	$863 to $888 million
Earnings per diluted share (excluding the impact of any future share repurchases)	—	$3.27 to $3.37
EBIT (excluding impact of estimated credit-related charge)	$925 to $960 million	$935 to $960 million
Earnings per diluted share (excluding the impact of non-recurring estimated credit-related charge and any future share repurchases)	$3.50 to $3.65	$3.55 to $3.65
The Company's outlook includes the following considerations:

•	The 53rd week in 2017 added approximately $220 million to total net sales and was estimated to impact earnings per diluted share by $0.05.

•	Fourth quarter EBIT is expected to reflect a favorable comparison of $16 million from a one-time employee investment associated with last year's tax reform.
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss third quarter 2018 results and fiscal 2018 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and to view conference call slides, which will be posted in advance of the call, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com and go to Webcasts & Presentations. An archived webcast with the speakers' prepared remarks and the conference call slides will be available in the Quarterly Earnings section for at least one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13684817, until the close of business on November 22, 2018.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 380 stores in 40 states, including 122 full-line stores in the United States, Canada and Puerto Rico; 244 Nordstrom Rack stores; three Jeffrey boutiques; two clearance stores; six Trunk Club clubhouses; and three Nordstrom Local service concepts. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook and TrunkClub.com. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this news release or in any other public statements that address such future events or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and its Form 10-Q for the fiscal quarters ended May 5, 2018 and August 4, 2018. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net sales	$3,648	$3,541	$11,097	$10,537
Credit card revenues, net	100	88	280	239
Total revenues	3,748	3,629	11,377	10,776
Cost of sales and related buying and occupancy costs	(2,435)	(2,315)	(7,311)	(6,921)
Selling, general and administrative expenses	(1,208)	(1,106)	(3,562)	(3,280)
Earnings before interest and income taxes	105	208	504	575
Interest expense, net	(25)	(28)	(81)	(104)
Earnings before income taxes	80	180	423	471
Income tax expense	(13)	(66)	(107)	(185)
Net earnings	$67	$114	$316	$286

Earnings per share:
Basic	$0.40	$0.68	$1.88	$1.72
Diluted	$0.39	$0.67	$1.85	$1.70

Weighted-average shares outstanding:
Basic	168.8	166.6	168.1	166.7
Diluted	172.4	168.8	171.0	168.8

Percent of net sales:
Gross profit	33.3%	34.6%	34.1%	34.3%
Selling, general and administrative expenses	33.1%	31.2%	32.1%	31.1%
Earnings before interest and income taxes	2.9%	5.9%	4.5%	5.5%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	November 3, 2018	February 3, 2018	October 28, 2017
Assets
Current assets:
Cash and cash equivalents	$1,127	$1,181	$672
Accounts receivable, net	190	145	211
Merchandise inventories	2,614	2,027	2,434
Prepaid expenses and other	366	150	162
Total current assets	4,297	3,503	3,479

Land, property and equipment (net of accumulated depreciation of $6,517, $6,105 and $5,952)	3,858	3,939	3,940
Goodwill	249	238	238
Other assets	305	435	529
Total assets	$8,709	$8,115	$8,186

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,106	$1,409	$1,815
Accrued salaries, wages and related benefits	526	578	433
Other current liabilities	1,202	1,246	1,166
Current portion of long-term debt	8	56	57
Total current liabilities	3,842	3,289	3,471

Long-term debt, net	2,678	2,681	2,681
Deferred property incentives, net	465	495	510
Other liabilities	521	673	670

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 168.9, 167.0 and 166.6 shares issued and outstanding	3,029	2,816	2,785
Accumulated deficit	(1,777)	(1,810)	(1,899)
Accumulated other comprehensive loss	(49)	(29)	(32)
Total shareholders' equity	1,203	977	854
Total liabilities and shareholders' equity	$8,709	$8,115	$8,186

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Nine Months Ended
	November 3, 2018	October 28, 2017
Operating Activities
Net earnings	$316	$286
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	498	479
Amortization of deferred property incentives and other, net	(49)	(62)
Deferred income taxes, net	11	(82)
Stock-based compensation expense	72	59
Change in operating assets and liabilities:
Accounts receivable	(45)	(11)
Merchandise inventories	(526)	(465)
Prepaid expenses and other assets	(78)	(35)
Accounts payable	554	419
Accrued salaries, wages and related benefits	(50)	(22)
Other current liabilities	(102)	(53)
Deferred property incentives	37	55
Other liabilities	4	29
Net cash provided by operating activities	642	597

Investing Activities
Capital expenditures	(429)	(536)
Other, net	(19)	29
Net cash used in investing activities	(448)	(507)

Financing Activities
Proceeds from long-term borrowings, net of discounts	—	635
Principal payments on long-term borrowings	(54)	(658)
Increase (decrease) in cash book overdrafts	34	(3)
Cash dividends paid	(186)	(185)
Payments for repurchase of common stock	(155)	(211)
Proceeds from issuances under stock compensation plans	160	25
Tax withholding on share-based awards	(19)	(7)
Other, net	(28)	(21)
Net cash used in financing activities	(248)	(425)

Net decrease in cash and cash equivalents	(54)	(335)
Cash and cash equivalents at beginning of period	1,181	1,007
Cash and cash equivalents at end of period	$1,127	$672

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
During the first quarter of 2018, we adopted the new revenue recognition standard (Revenue Standard) using the modified retrospective adoption method. Results beginning in the first quarter of 2018 are presented under the new Revenue Standard, while prior period amounts are not adjusted. Also beginning in 2018, we aligned our sales presentation with how we view the results of our operations internally and how our customers view us, by our Full-Price and Off-Price businesses.
Our Full-Price business includes our Nordstrom U.S. full-line stores, Nordstrom.com, Canada, Trunk Club, Jeffrey and Nordstrom Local. Our Off-Price business includes Nordstrom U.S. Rack stores, Nordstromrack.com/HauteLook and Last Chance clearance stores. The following table summarizes net sales and comparable sales for the quarter and nine months ended November 3, 2018 compared with the same periods in fiscal 2017:

	Quarter Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net sales by business[1]:
Full-Price[2]	$2,367	$2,173	$7,314	$7,179
Off-Price[3]	1,281	1,178	3,783	3,519
Other	—	190	—	(161)
Total net sales[4]	$3,648	$3,541	$11,097	$10,537

Comparable sales increase (decrease) by business:
Full-Price	0.4%	(1.9%)	1.9%	(0.9%)
Off-Price	5.8%	0.8%	3.4%	2.0%
Total Company	2.3%	(0.9%)	2.4%	0.1%

Digital sales as % of total net sales[5]	26%	23%	30%	26%
1 We present our sales for 2018 and 2017 to align with how management views our results internally, including presenting 2018 under the new Revenue Standard and allocating our sales return reserve to Full-Price and Off-Price. For 2017, Other primarily included unallocated sales return, in-transit and loyalty related adjustments necessary to reconcile sales by business to total net sales.
2 Full-Price net sales increased 8.9% for the third quarter and 1.9% for the nine months ended November 3, 2018. This included an increase of approximately 700 basis points for the third quarter due primarily to the sales return reserve allocation and a decrease of 100 basis points for the nine months ended November 3, 2018, due primarily to the new Revenue Standard.
3 Off-Price net sales increased 8.7% for the third quarter and 7.5% for the nine months ended November 3, 2018. This included a decrease of approximately 100 basis points for the third quarter and 50 basis points for the nine months ended November 3, 2018 due primarily to the new Revenue Standard.
4 Total net sales increased 3.0% for the third quarter and 5.3% for the nine months ended November 3, 2018. This included a decrease of approximately 100 basis points in the third quarter primarily due to the new Revenue Standard as it relates to the timing of the Anniversary Sale and an increase of approximately 100 basis points for the nine months ended November 3, 2018, primarily due to the 53rd week in 2017. We do not expect the impact of adopting the new Revenue Standard to be material for the year ended February 2, 2019. We do expect the impact of the 53rd week in 2017 to result in a decrease of approximately 100 basis points for the year ended February 2, 2019 when compared with the prior period.
5 Digital sales are online sales and digitally assisted store sales which include Buy Online, Pickup in Store ("BOPUS"), Reserve Online, Try on in Store (Store Reserve) and Style Board, a digital selling tool.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL ("ADJUSTED ROIC") (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns. Adjusted ROIC adjusts our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provides additional supplemental information that reflects the investment in our off-balance sheet operating leases, controls for differences in capital structure between us and our competitors and provides investors and credit agencies with another way to comparably evaluate the efficiency and effectiveness of our capital investments over time. In addition, we incorporate Adjusted ROIC into our executive incentive measures and it is an important indicator of shareholders' return over the long term.
We define Adjusted ROIC as our adjusted net operating profit after tax divided by our average invested capital using the trailing 12-month average. Adjusted ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, or an alternative for, GAAP and should not be considered in isolation or as a substitution of our results as reported under GAAP. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets.
For the 12 fiscal months ended November 3, 2018, our Adjusted ROIC decreased to 10.0% compared with 10.7% for the 12 fiscal months ended October 28, 2017. The following is a reconciliation of the components of Adjusted ROIC and return on assets:

	12 Fiscal Months Ended
	November 3, 2018	October 28, 2017
Net earnings	$467	$488
Add: income tax expense[1]	276	376
Add: interest expense	124	139
Earnings before interest and income tax expense	867	1,003

Add: rent expense, net	251	237
Less: estimated depreciation on capitalized operating leases[2]	(134)	(126)
Adjusted net operating profit	984	1,114

Less: estimated income tax expense	(365)	(486)
Adjusted net operating profit after tax	$619	$628

Average total assets	$8,269	$8,009
Less: average non-interest-bearing current liabilities[3]	(3,429)	(3,211)
Less: average deferred property incentives and deferred rent liability[3]	(625)	(646)
Add: average estimated asset base of capitalized operating leases[2]	1,994	1,718
Average invested capital	$6,209	$5,870

Return on assets[4]	5.6%	6.1%
Adjusted ROIC[4]	10.0%	10.7%
1 Results for the 12 fiscal months ended November 3, 2018 include a $42 unfavorable impact related to the Tax Cuts and Jobs Act.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. The asset base is calculated based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases.
3 Balances associated with our deferred rent liability have been classified as long-term liabilities as of January 28, 2017.
4 Results for the 12 fiscal months ended November 3, 2018 include the $72 impact of the estimated credit-related charge, which negatively impacted Return on assets by approximately 60 basis points and Adjusted ROIC by approximately 80 basis points.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent ("EBITDAR") is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of no more than four times. As of November 3, 2018, our Adjusted Debt to EBITDAR was 2.6, and as of October 28, 2017, it was 2.5.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2018[1]	2017[1]
Debt	$2,686	$2,738
Add: estimated capitalized operating lease liability[2]	2,011	1,896
Adjusted Debt	$4,697	$4,634

Net earnings	$467	$488
Add: income tax expense[3]	276	376
Add: interest expense, net	111	135
Earnings before interest and income taxes	854	999

Add: depreciation and amortization expenses	686	644
Add: rent expense, net	251	237
Add: non-cash acquisition-related charges	—	10
Adjusted EBITDAR	$1,791	$1,890

Debt to Net Earnings[4]	5.8	5.6
Adjusted Debt to EBITDAR[4]	2.6	2.5
1 The components of Adjusted Debt are as of November 3, 2018 and October 28, 2017, while the components of Adjusted EBITDAR are for the 12 months ended November 3, 2018 and October 28, 2017.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.
3 Results for the 12 fiscal months ended November 3, 2018 include a $42 unfavorable impact related to the Tax Cuts and Jobs Act.
4 Results for the 12 fiscal months ended November 3, 2018 include the $72 impact of the estimated credit-related charge, which negatively impacted Debt to Net Earnings by approximately 0.5 and Adjusted Debt to EBITDAR by approximately 0.1.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the nine months ended November 3, 2018, we had Free Cash Flow of $247 compared with $58 for the nine months ended October 28, 2017.
Beginning in the first quarter of fiscal 2018, we no longer adjust free cash flow for cash dividends paid. We believe this presentation is more reflective of our operating performance and more consistent with the way we manage our business, how our peers calculate free cash flows and prevailing industry practice. Prior period Free Cash Flow financial measures have been recast to conform with current period presentation.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Nine Months Ended
	November 3, 2018	October 28, 2017
Net cash provided by operating activities	$642	$597
Less: capital expenditures	(429)	(536)
Add (Less): change in cash book overdrafts	34	(3)
Free Cash Flow	$247	$58

NORDSTROM, INC.
ADJUSTED EBITDA (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA") is our key financial metric to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings. As of November 3, 2018 and October 28, 2017, Adjusted EBITDA was $942 and $997.
Adjusted EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings to Adjusted EBITDA:

	Nine Months Ended
	November 3, 2018	October 28, 2017
Net earnings	$316	$286
Add: income tax expense	107	185
Add: interest expense, net	81	104
Earnings before interest and income taxes	504	575

Add: depreciation and amortization expenses	498	479
Less: amortization of deferred property incentives	(60)	(57)
Adjusted EBITDA	$942	$997